News Release

NYSE: MYE

Contact:
Gregory J. Stodnick
Vice President-Finance & Chief Financial Officer
(330) 253-5592

MYERS INDUSTRIES REPORTS THIRD QUARTER

AND NINE MONTH RESULTS

FOR IMMEDIATE RELEASE: October 22, 2004, Akron, Ohio--Myers Industries, Inc. (NYSE: MYE today reported that net sales for the third quarter ended September 30, 2004 set an all-time quarterly record of $199,381,132, an increase of 31 percent from the $152,400,083 reported a year ago. Excluding favorable foreign currency translation of $3.5 million and contributions of $22.7 million from the acquisitions of ATP Automotive (Michigan Rubber Products and WEK Industries) and Pro Cal, total net sales increased $20.8 million or 14 percent for the third quarter. Net income was $3,820,108, an increase of 153 percent from $1,506,975 last year. Net income per share was $.11, an increase of 120 percent from $.05 for the third quarter of 2003. Net income includes a gain of approximately $914,000 from the sale of a warehouse facility in California. Foreign currency translation did not have a significant effect on net income for the quarter.

For the nine months ended September 30, 2004, net sales were $581,654,516, an increase of 20 percent from the $484,584,484 reported for the same period in 2003. Excluding favorable foreign currency translation of $13.2 million and contributions of $43.1 million from the acquisitions, net sales increased $40.8 million or 8 percent for the nine months. Net income was $18,779,405, an increase of 57 percent from $11,975,070 in 2003. Net income per share was $.56, an increase of 56 percent from $.36 for the same period last year. Favorable foreign currency translation accounted for $340,000 or $.01 per share for the nine months.

Stephen E. Myers, chairman and chief executive officer, said, "Sales continued to be strong in most of our markets. We have increased selling prices where possible while maintaining our cost reduction initiatives, to attempt to mitigate the impact of large increases in the cost of raw materials to which we have been subjected this year."

Business Segment Overview
In the manufacturing segment, sales increased 38 percent for the third quarter and 23 percent for the nine months, compared to 2003 results for the same periods. Excluding contributions from acquisitions and favorable foreign currency translation, sales in the segment increased 15 percent and 8 percent for the third quarter and nine months, respectively. Increased demand from the Company's major markets, particularly automotive, horticulture, industrial, RV, and heavy truck, combined with an improved product mix and moderately higher selling prices in some areas, contributed to the strong sales growth for the quarter.

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Myers Industries (NYSE: MYE) Reports Third Quarter and Nine Month Results-- 10/22/04                          2

Resin prices in the third quarter were approximately 33 percent higher on average compared to the third quarter a year ago. Year to date, prices are up approximately 15 percent compared to the same period in 2003. Industry forecasts predict further increases during the remainder of the year.

Sales in the distribution segment increased 9 percent for the third quarter and 10 percent for the nine months, compared to the same periods of 2003. The increase during the quarter was driven by strong sales of equipment items.

Debt & Cash Flow
As of September 30, 2004, total debt was $284.1 million compared to $269.3 million at June 30, 2004, and $225.5 million at September 30, 2003. Long-term debt as a percentage of total capitalization was 47 percent at September 30, 2004, compared to 45 percent at the same time last year. The increase was the result of acquisitions made in 2004, with total cash outlay and debt assumption of $75.0 million, and increased working capital needs to support higher sales volumes, which offset the $48.4 million of positive cash flow generated from year to date earnings and the impact of depreciation and amortization.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Myers has 31 manufacturing facilities in North America and Europe, 39 domestic and five international distribution branches, and more than 5,200 employees. Myers Industries had record net sales of $661.1 million in 2003. Visit www.myersind.com to learn more about the company and its products.

Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking." These statements involve a number of risks and uncertainties, many outside of the Company's control that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company's business segments, unanticipated downturn in business relationships with customers or their purchases from us, competitive pressures on sales and pricing, increases in raw material costs or other production costs, and further deterioration of economic and financial conditions in the United States and around the world. Myers Industries does not undertake to update forward-looking statements contained herein.

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Myers Industries (NYSE: MYE) Reports Third Quarter and Nine Month Results-- 10/22/04                          3

MYERS INDUSTRIES, INC.

CONDENSED STATEMENTS OF INCOME
	Quarter Ended		Nine Months Ended
	September 30,		September 30,

	2004	2003	2004	2003

Net Sales	$199,381,132	$152,400,083	$581,654,516	$484,584,484
Cost of Sales	145,285,967	108,240,101	407,905,394	336,857,651

Gross Profit	54,095,165	44,159,982	173,749,122	147,726,833
Operating Expenses	46,344,994	39,972,077	136,095,643	121,839,810

Operating Income	7,750,171	4,187,905	37,653,479	25,887,023
Gain on Sale of Plant	1,524,598	0	1,524,598	0
Interest expense	3,397,661	2,385,930	9,573,672	7,549,953

Income Before Income Taxes	5,877,108	1,801,975	29,604,405	18,337,070
Income Taxes	2,057,000	295,000	10,825,000	6,362,000

Net Income	$3,820,108	$1,506,975	$18,779,405	$11,975,070

Net Income Per Share	$.11	$.05	$.56	$.36

Average Shares Outstanding	34,143,207	33,151,624	33,607,454	33,121,573

CONDENSED STATEMENTS OF FINANCIAL POSITION
As of September 30, 2004 and 2003

	2004	2003

Assets
Current Assets	$252,268,461	$208,363,073
Other Assets	276,433,745	220,900,108
Property, Plant, and Equipment	204,492,266	181,375,886

	$733,194,472	$610,639,067

Liabilities and Shareholders' Equity
Current Liabilities	$103,257,735	$113,151,599
Long Term Debt	282,626,625	199,476,225
Deferred Income Taxes	26,026,247	19,628,399
Shareholders' Equity	321,283,865	278,382,844

	$733,194,472	$610,639,067

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